NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 17, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 3, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization via merger of the Timothy Plan US Large/Mid Cap Core Enhanced ETF became effective on October 3, 2025. Shareholders of the Timothy Plan US Large/Mid Cap Core Enhanced ETF will recieve a number of shares of Timothy Plan US Large/Mid Cap Core ETF representing an aggregate net asset value ("NAV") equal to the aggregate NAV of the Target Fund shares held immediately prior to the closing of its Reorganization, with cash being distributed in lieu of any fractional shares of the Acquiring Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 06, 2025.